SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D. C.  20549


                                 FORM 8-K
                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


             DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                              APRIL 22, 1996


                        F & M NATIONAL CORPORATION
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 VIRGINIA
              (STATE OR OTHER JURISDICTION OF INCORPORATION)

                                 000-05929
                         (COMMISSION FILE NUMBER)

                                54-0857462
                           (IRS EMPLOYER NUMBER)

               38 ROUSS AVENUE, WINCHESTER, VIRGINIA  22604
        (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES INCLUDING ZIP CODE)

            REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                               540-665-4200


                                 NO CHANGE
       (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

                                 FORM 8-K
                        F & M National Corporation
                           Winchester, Virginia


ITEM 5. OTHER MATERIALLY IMPORTANT EVENTS.

On April 22, 1996, F&M National Corporation ("F&M" or the "Company") entered into an Agreement and Plan of Reorganization ("Agreement") with Allegiance Banc Corporation pursuant to which Allegiance would be merged with and into F&M (the "Merger"), with F&M being the surviving company in the Merger. Upon consummation of the Merger, each outstanding share of the common stock, $1.00 par value of Allegiance ("Allegiance Common Stock") would automatically be converted into and represent the number of shares of common stock, $2.00 par value, of F&M ("F&M Common Stock") having a value equal to $15.00. For purposes of the Agreement, the value of a share of F&M Common Stock shall be equal to the average closing price of F&M Common Stock on the New York Stock Exchange for the ten full trading days ending on the second day prior to the effectiveness of the Merger. Each outstanding option and warrant to acquire Allegiance Common Stock outstanding as of the effectiveness of the Merger will be converted into a proportionately adjusted option to acquire F&M Common Stock.

Following consummation of the Merger, Allegiance's wholly-owned subsidiary, Allegiance Bank, N.A., Bethesda, Maryland, will become and continue as a wholly-owned subsidiary of F&M. One member of Allegiance's Board of Directors will become a member of the Board of Directors of F&M upon consummation.

In connection with the Agreement, Allegiance entered into a Stock Option Agreement pursuant to which it granted F&M an option to acquire 343,785 shares of Allegiance Common Stock at an exercise price of $11.50 per share in the event that a "Purchase Event", as defined in the Stock Option Agreement, occurs.

The Merger is subject to the satisfaction or waiver of numerous conditions, including the receipt of all required regulatory approvals, and the approval of Allegiance's shareholders. It is anticipated that the Merger will be accounted for as a pooling of interests and will constitute a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code. It is currently expected that the Merger will be consummated late in the third quarter or early in the fourth quarter of 1996.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         None


Pursuant to the filing requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

F & M NATIONAL CORPORATION



/s/
By: Alfred B. Whitt, Senior Vice President and Secretary


DATE:  April 29, 1996